Exhibit 99.1

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF FISCAL 2006

MILWAUKEE, January 19, 2006/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced second quarter fiscal 2006 consolidated net sales of $574.3 million and consolidated net income of $21.8 million or $.42 per diluted share.  The second quarter of fiscal 2005 had consolidated net sales of $503.7 million and net income of $7.1 million or $.14 per diluted share.  The majority of the $70.6 million, or 14%, increase in consolidated net sales was due to the inclusion of $63.4 million of sales of end product associated with our acquisition of certain assets of Murray, Inc. (“Murray”), which was completed in February of 2005.  Consolidated net income increased $14.7 million between years.  The improvement reflects that last year’s second quarter results contained a $30.0 million ($19.8 million after tax) expense for a bad debt expense.  Without the effect of the bad debt expense, consolidated net income for the second quarter was lower this year than in the same period a year ago.  The reduction was due to increased professional fees and fringe benefits, primarily in the Engines Segment.

For the first six months of fiscal 2006, the Company had consolidated net sales of $1.086 billion and consolidated net income of $26.5 million or $.51 per diluted share.  For the same period a year ago, consolidated net sales were $942.7 million and consolidated net income was $5.6 million or $.11 per diluted share.  All of the $143.3 million or 15% increase in consolidated net sales was due to the inclusion of sales from the Murray acquisition.  Consolidated net income increased $20.9 million over the same period a year ago.  The improvement reflects that the results for the first six months of fiscal 2005 contained a $40.0 million ($26.4 million after tax) expense for a bad debt and the first six months of fiscal 2006 had a $6.4 million ($4.2 million after tax) gain on the sale of a manufacturing property.  Without the effect of the bad debt and property sale, consolidated net income for the first six months of fiscal 2006 was lower than in the same period a year ago for the same reasons identified above for the second quarter.

Engines:

Fiscal 2006 second quarter net sales were $380.9 million versus $374.9 million for the same period a year ago, an increase of 2%.  The increase resulted from a 4% increase in engine unit shipments between quarters that were partially offset by a mix of product that favored lower priced units.  Sales for the first half of fiscal 2006 were $666.3 million versus $629.0 million in the prior year, a 6% improvement.  The factors contributing to the increase are the same as those described for the second quarter, with engine unit shipments being up 9% for the first six months of fiscal 2006.

Income from operations for the second quarter of fiscal 2006 was $35.7 million, up $21.2 million from the same period in the prior year.  The major reason for the increase in income from operations was the absence of the prior year’s $30.0 million bad debt expense.  Without the bad debt expense, income from operations was lower than the same period a year ago.  The benefit from the unit volume increase and ongoing cost improvement projects was offset by a mix of shipments that favored lower margined product and increased expenses for professional fees and employee fringe benefits, primarily pension and stock option related.

Income from operations for the first half of fiscal 2006 was $44.5 million, up $34.6 million from the same period a year ago.  The major reason for the increase in income from operations was the absence of the prior year’s $40.0 million bad debt expense offset, by the same factors described above.

Power Products:

Fiscal 2006 second quarter net sales were $256.6 million, an $87.5 million increase over the same period a year ago.  A majority of the increase in net sales was the result of adding $63.4 million of sales from the Murray asset acquisition.  The remainder of the increase was primarily generator sales resulting from continued replenishment of retail inventories that were depleted by the active hurricane season.

Net sales for the first six months of fiscal 2006 were $557.2 million, a $166.0 million increase over the same period a year ago.  A majority of the increase in net sales was the result of adding $143.4 million of sales from the Murray acquisition.  The remaining increase is the result of strong generator product shipments associated with the significant hurricane season and the resulting replenishment demand offset by lower first quarter 2006 premium lawn and garden equipment sales.

Income from operations for the second quarter of fiscal 2006 was $5.6 million, up $6.2 million from the same period in the prior year.  The majority of the improvement was driven by higher sales and production volume for generator product.  In addition, operating income improved on premium lawn and garden equipment, primarily due to the absence of purchasing accounting adjustments in fiscal 2006.  Offsetting these improvements was $2.5 million in losses associated with the wind down of operations at Murray.

Income from operations for the first six months of fiscal 2006 was $5.7 million, an increase of $1.2 million from the operating income generated for the same period a year ago.  Operating income improved $11.9 million as a result of higher sales and production volumes for generator product, offset by $10.7 million in expenses associated with the wind down of Murray.  Through six months, operating losses associated with premium lawn and garden equipment are essentially flat.

General:

Interest expense was higher in the second quarter and first six months of fiscal 2006 because outstanding debt was higher than last year.  The second quarter and year to date effective tax rate is at 35% versus the 34% used in the comparable periods last year.

Other Matters:

We intend to reduce salaried headcount by a range of 6% to 8% by February 15, 2006.  Our goal is to streamline our operations to reflect organizational and workflow changes that have occurred over the last several years.  We believe the reduction will result in approximately $10 to $15 million of annual, pretax savings beginning in fiscal 2007.

Outlook:

We are adjusting our forecasts of net income for fiscal 2006 to incorporate both today’s announcement of the headcount reduction, but more importantly our current assessment of the direction of our business for the 2006 lawn and garden season.  At the start of the fiscal year we indicated that engine volume would be flat between years and we would pursue price increases to offset the increased costs of raw materials and components.  We now forecast that unit volume will be down from last year 1% to 2% in response to the price increase.  An additional response to the price increase has been to power lawn and garden equipment with lower priced, smaller displacement engines that will create a mix issue that has an impact on both the top and bottom line results.  These changes to our engine shipment and production projections now result in the change in consolidated net sales being approximately 4% for the year and a current net income forecast for the year in a range of $144 to $150 million, or $2.75 to $2.87 per diluted share.

We project that third quarter consolidated net sales will be approximately 3% greater than last year, while net income is projected to be $67 million or $1.28 per diluted share.  These results reflect a negative impact of $ .03 per diluted share related to the global workforce reduction.  For fiscal 2006 the impact of the workforce reduction is projected to be neutral to net income.

The Company will host a conference call at 10:00 AM (EST) on January 19, 2006 to review this information. A live web cast of the conference call will be available on its corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 206-6509. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 827266.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; our customer’s ability to successfully obtain financing; the actions of customers of our OEM customers; actions by potential acquirers of certain OEMs; the ability to successfully realize the maximum market value of acquired assets; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended December

(In Thousands, except per share data)

(Unaudited)

	Second Quarter		Six Months

	2005	2004	2005	2004
NET SALES	$574,313	$503,700	$1,086,022	$942,695
COST OF GOODS SOLD	456,961	397,558	887,362	765,735
Gross Profit on Sales	117,352	106,142	198,660	176,960

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	78,722	92,658	148,999	160,618
Income from Operations	38,630	13,484	49,661	16,342

INTEREST EXPENSE	(11,305)	(8,795)	(21,333)	(16,914)
OTHER INCOME, Net	6,223	6,081	12,487	9,014
Income before Provision for Income Taxes	33,548	10,770	40,815	8,442

PROVISION FOR INCOME TAXES	11,730	3,710	14,270	2,870
Net Income	$21,818	$7,060	$26,545	$5,572

Average Shares Outstanding	51,695	51,193	51,714	51,361
BASIC EARNINGS PER SHARE	$0.42	$0.14	$0.51	$0.11

Diluted Average Shares Outstanding	52,066	51,751	52,093	51,906
DILUTED EARNINGS PER SHARE	$0.42	$0.14	$0.51	$0.11

Segment Information

(In Thousands)

(Unaudited)

	Second Quarter		Six Months

	2005	2004	2005	2004
NET SALES:
Engines	$380,901	$374,874	$666,330	$628,986
Power Products	256,609	169,108	557,216	391,262
Inter-Segment Eliminations	(63,197)	(40,282)	(137,524)	(77,553)
Total*	$574,313	$503,700	$1,086,022	$942,695

*Includes international sales of	$149,551	$110,715	$265,088	$171,963

GROSS PROFIT ON SALES:
Engines	$93,503	$88,681	$153,187	$132,926
Power Products	26,472	17,849	45,976	42,047
Inter-Segment Eliminations	(2,623)	(388)	(503)	1,987
Total	$117,352	$106,142	$198,660	$176,960

INCOME FROM OPERATIONS:
Engines	$35,699	$14,528	$44,466	$9,852
Power Products	5,554	(656)	5,698	4,503
Inter-Segment Eliminations	(2,623)	(388)	(503)	1,987
Total	$38,630	$13,484	$49,661	$16,342

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal December

(In Thousands)

(Unaudited)

	2005	2004
CURRENT ASSETS:
Cash and Cash Equivalents	$39,759	$24,078
Accounts Receivable, Net	467,248	330,954
Inventories	644,840	563,806
Deferred Income Tax Asset	94,719	74,418
Other	29,029	25,139
Total Current Assets	1,275,595	1,018,395

OTHER ASSETS:
Goodwill	253,663	249,396
Investments	47,879	45,190
Prepaid Pension	-	83,102
Deferred Loan Costs, Net	5,223	5,744
Other Intangible Assets, Net	95,520	97,370
Other Long-Term Assets, Net	27,046	4,304
Total Other Assets	429,331	485,106

PLANT AND EQUIPMENT:
At Cost	1,018,825	975,437
Less - Accumulated Depreciation	578,477	545,041
Plant and Equipment, Net	440,348	430,396
	$2,145,274	$1,933,897

CURRENT LIABILITIES:
Accounts Payable	$149,278	$139,382
Short-Term Borrowings	138,060	164,077
Current Maturity on Long-Term Debt	40,000	-
Accrued Liabilities	201,335	206,908
Total Current Liabilities	528,673	510,367

OTHER LIABILITIES:
Deferred Income Tax Liability	106,900	106,190
Accrued Pension Cost	53,304	21,768
Accrued Employee Benefits	15,687	14,487
Accrued Postretirement Health Care Obligation	80,811	78,530
Other Long-Term Liabilities	15,778	15,148
Long-Term Debt	441,754	360,941
Total Other Liabilities	714,234	597,064

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	61,318	55,156
Retained Earnings	1,033,114	915,884
Accumulated Other Comprehensive Income (Loss)	(45,836)	6,289
Unearned Compensation on Restricted Stock	(2,942)	(1,753)
Treasury Stock, at Cost	(143,287)	(149,110)
Total Shareholders’ Investment	902,367	826,466
	$2,145,274	$1,933,897

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six Months Ended Fiscal December

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$26,545	$5,572
Depreciation and Amortization	38,373	35,837
(Gain) Loss on Disposition of Plant and Equipment	(5,402)	1,279
Provision for Deferred Income Taxes	(9,362)	(29,392)
Increase in Accounts Receivable	(106,462)	(76,021)
Increase in Inventories	(175,175)	(165,404)
(Increase) Decrease in Other Current Assets	(1,254)	994
Decrease in Accounts Payable and Accrued Liabilities	(3,426)	(11,920)
Other, Net	8,286	5,086
Net Cash Used in Operating Activities	(227,877)	(233,969)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(34,354)	(39,382)
Proceeds Received on Disposition of Plant and Equipment	10,696	332
Investment in Joint Venture	(900)	-
Proceeds Received on Sale of Certain B&S Canada Assets	-	4,050
Cash Paid for Acquisition, Net of Cash Received	-	(223,113)
Refund of Cash Paid for Acquisition	6,347	-
Net Cash Used in Investing Activities	(18,211)	(258,113)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings (Repayments) on Loans and Notes Payable	132,617	160,950
Dividends	(11,379)	(8,694)
Proceeds from Exercise of Stock Options	2,367	17,648
Net Cash Provided by Financing Activities	123,605	169,904

EFFECT OF EXCHANGE RATE CHANGES	669	3,862
NET DECREASE IN CASH AND CASH EQUIVALENTS	(121,814)	(318,316)
CASH AND CASH EQUIVALENTS, Beginning	161,573	342,394
CASH AND CASH EQUIVALENTS, Ending	$39,759	$24,078